RISK FACTORS

LIVESTAR HAS A LIMITED OPERATING HISTORY. LIVESTAR'S OPERATIONS ARE SUBJECT TO THE MANY RISKS INHERENT IN A DEVELOPMENT STAGE BUSINESS ENTERPRISE.

The likelihood of LIVESTAR’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in a new business and the competitive environment in which it operates. Since inception, LIVESTAR’s efforts have been limited primarily to organizational and development activities and it has generated minimal revenues to date. Its operating history is insufficient for an investor to rely on in making a judgment about LIVESTAR’s future performance. LIVESTAR cannot be certain that its business strategy will be successful or that it will successfully address the risks and uncertainties related to LIVESTAR’s limited operating history.

WE CANNOT ASSURE YOU THAT LIVESTAR’S OPERATING RESULTS WILL BE PROFITABLE.

LIVESTAR’s lack of operating history and unproven business model make it difficult to accurately forecast LIVESTAR’s future revenues or results of operations. LIVESTAR has no meaningful historical financial data upon which to base planned operating expenses, and its sales and operating results are difficult to forecast. A variety of factors may cause LIVESTAR’s annual and quarterly operating results to fluctuate significantly. Many of these factors are outside of LIVESTAR’s control and include:

— the effectiveness of its sales and marketing campaign;

— market acceptance of LIVESTAR's products;

— the amount and timing of its operating costs and capital expenditures;

— changes in business direction;

— introductions by its competitors of new or enhanced services or products;

— price competition and fluctuations in the prices of the products that LIVESTAR sells;

— changes in its management team and key personnel; and

— fluctuations in general economic conditions and economic conditions specific to LIVESTAR's industry.

One or more of these factors could materially and adversely affect gross margins and operating results in future periods. Given LIVESTAR’s stage of development and level of revenues, we cannot assure you that LIVESTAR can meet these estimates, that the assumptions are reliable, or that LIVESTAR will, at any point, attain profitability.

WE HAVE NOT ACHIEVED PROFITABILITY AND, GIVEN THE LEVEL OF OUR PLANNED OPERATING AND CAPITAL EXPENDITURES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND NEGATIVE CASH FLOWS THROUGH AT LEAST 2004.

Our accumulated deficit since inception was $3,866,584 as of December 31, 2003. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE, WHICH COULD AFFECT LIVESTAR’S ABILITY TO CONTINUE OPERATIONS.

We currently anticipate that our available cash resources, combined with the net proceeds from planned financing from private placement or debt funding will be sufficient to meet our anticipated working capital and capital expenditure requirements for the twelve months after December 31, 2003. However, our resources may not be sufficient for our working capital and capital expenditure requirements. We may need to raise additional funds through public or private debt or equity financing in order to:

— take advantage of opportunities, including or acquisitions of complementary businesses ;

— develop new products or services; or

— respond to competitive pressures

Any additional financing we may need may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures, and our business could be harmed. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth in this “Risk Factor” section.

LIVESTAR IS DEPENDENT ON KEY PERSONNEL.

LIVESTAR’s success is highly dependent upon certain key management and personnel. Ray Hawkins has played important roles in LIVESTAR’s founding, development and promotion. In addition, LIVESTAR is dependent upon the services of Edwin Kwong. Although LIVESTAR intends to enter into employment agreements with these Executive Officers, the loss of any of them could adversely affect LIVESTAR’s business, financial condition, and results of operations. LIVESTAR intends to apply for and obtain “key man” life insurance on the life of its Executive Officers. We cannot assure you that these persons will remain with LIVESTAR in the future due to circumstances either within or outside of their control. In addition, competition for qualified personnel is intense, and we cannot assure you that LIVESTAR will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified personnel would adversely affect LIVESTAR’s business.

THE PUBLIC MARKET FOR OUR SECURITIES IS RELATIVELY NEW, WHICH MEANS YOU COULD EXPERIENCE DIFFICULTY IN SELLING YOUR SHARES.

At the present time, there is a public market for our securities. Although our securities are quoted on the NASD Over the Counter Bulletin Board, there is no assurance that a regular trading market will develop or that a market will be sustained, or that our securities purchased by the public in the offering may be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one. In any event, due to the fact that our securities are presently considered “penny stock” many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral. Our securities are not eligible for listing on the Nasdaq Stock Market at this time. We anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

— actual or anticipated variations in our results of operations;

— our ability or inability to generate new revenues;

— increased competition; and

— conditions and trends within the Entertainment Industry.

Further, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

RISKS RELATED TO OUR NIGHTCLUB AND LIVE EVENTS BUSINESSES

We may be unable to successfully establish and subsequently manage the expansion of our nightclub and live events businesses. As part of our business plan, we anticipate, after commencing operations, increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name by the future expanding our network of nightclubs and live events. We cannot assure you that our nightclub and live events development plan, as well as our overall site selection strategy, will be successful. Furthermore, adding nightclubs and live events will require additional experienced personnel who may not be available. In addition, if we abandon a project during development, or if an establishment is not profitable, we may have incurred substantial costs which may not be recoverable.

We could encounter difficulties in the development and construction of new nightclubs and which could impede the growth of our nightclub and businesses. Because the design of each of our nightclubs and is planned to be distinct, each location presents its own development and construction risks. The construction costs of many of our existing nightclubs and live events may significantly exceed our original estimates and, in some instances, may result in disputes with contractors. Many factors may affect the time and costs associated with the development and construction of our future establishments including:

— availability and cost of capital;

— labor disputes and shortages of material and skilled labor;

— weather interference;

— unforeseen engineering problems;

— modifications in design after construction is commenced;

— environmental issues;

— resistance from local governments and neighboring property owners; and

— new or changing zoning or other regulations.

Although we are planning to develop our nightclubs within their respective budgets, we cannot assure you that we will be able to develop nightclubs within budget estimates or anticipated time periods. Our failure to develop new nightclubs and live events within budget estimates and on anticipated time schedules could materially and adversely affect the growth of our establishments business, which could, in turn, materially and adversely affect the availability of live entertainment content for our planned digital and traditional media businesses.

If we do not have sufficient access to other establishments and venues not owned by us our business may or would suffer. We require access to other establishments and venues not owned by us to generate additional revenues from live events.

We may be subject to potential environmental liabilities and use restrictions relating to the live events we operate. We may be subject to significant environmental liabilities. We plan to own or lease, or have other contractual interests in, numerous parcels of real property. Our properties are subject to environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances or materials. Our properties may also be subject to noise level restrictions, which may affect, among other things, the operation of our establishment. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could hold us responsible for any personal or property damage related to any contamination.

FUTURE ACQUISITIONS OR STRATEGIC PARTNERSHIPS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

A key element of our operating strategy is to acquire or invest in complementary businesses, technologies, services or products, and to enter into strategic partnerships with parties who can provide access to those assets.

This strategy may involve a series of risks, including:

— difficulty in finding suitable acquisitions or partnerships on acceptable terms;

— the distraction of our management's attention from ongoing business matters;

— our entry into business areas where we have limited or no experience;

— significant costs associated with abandoned transactions;

— difficulty in assimilating the acquired company's personnel, operations, technology, products or services;

— the potential loss of key employees or customers of the acquired business; and

— the need to incur additional indebtedness, or to issue equity

—securities, which would dilute the ownership interests of the holders of our common stock.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH MAY HARM US AND OUR STOCKHOLDERS.

We have a substantial amount of debt, and the amount of our debt could substantially increase in the future. Our consolidated debt as of December 31, 2003 was approximately $1,928,839.

—The amount of our debt could harm the holders of our Common Stock by,among other things:

— making us more vulnerable to general adverse economic and industry conditions;

—limiting our ability to obtain money to pay for future acquisitions, working capital, capital expenditures and other general corporate requirements;

—dedicating more of our cash flow to paying off our debt, which will reduce the amount of cash available to pay for working capital, capital expenditures or other general corporate needs;

— limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

— placing us at a competitive disadvantage to competitors that have less debt.

Our ability to pay principal and interest on our debt on time, to refinance our debt, or to pay for planned expenditures will depend on various factors, some of which it will not be able to control. We may also be required to refinance a part of its debt before the debt matures.

WE HAVE A SUBSTANTIAL AMOUNT OF SHARES ISSUED AND OUTSTANDING, WHICH MAY AFFECT THE COMPANY’S ABILITY TO INCREASE IT’S MARKET CAPITALIZATION.>

We have a substantial amount of common stock issued and outstanding, and the amount of common stock issued and outstanding could substantially increase in the future. Our common stock issued and outstanding as of March 31, 2004 was 403,468,337.

Even when the Company begins to generate revenues, positive cash flow and even profits, with the substantial amount of common stock issued and outstanding, it may be difficult to achieve an increase in the stock price and subsequently the Company’s market capitalization.

IF WE ARE UNABLE TO COMPLETE FUTURE ACQUISITIONS OR DEVELOPMENT OF ESTABLISHMENTS, OUR STOCK PRICE MAY SUFFER.

Our ability to take advantage of attractive acquisition or development opportunities in the future are important components in the implementation of our overall business strategy. However, we may be unable to identify, finance or complete additional acquisitions or developments in the future. If the trading price of our Common Stock reflects the market’s expectation that we will complete future acquisitions or developments, then the price of Common Stock may drop if we are unable to complete these acquisitions or developments.

Even if we are able to complete future acquisitions or developments, they could result in our:

— issuing more stock, which may dilute the value of our existing Common Stock;

— incurring a substantial amount of additional debt; and/or

— amortizing expenses related to goodwill and other intangible assets.

OUR BUSINESS IS HIGHLY SENSITIVE TO PUBLIC TASTES AND DEPENDENT ON OR ABILITY TO SECURE POPULAR ARTISTS, LIVE ENTERTAINMENT EVENTS AND VENUES.

As a planned participant in the live entertainment industry, our ability to generate revenues is highly sensitive to rapidly changing public tastes and dependent on the availability of popular performers and events. Since we rely on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring shows, specialized and other performers could limit our ability to generate revenues.